Exhibit 99.1

Press Release

Contacts:
Investor Relations	Media Relations
Jeff Norris	Julie Rakes	Tatiana Stead
703.720.2455	804.284.5800	703.720.2352

FOR IMMEDIATE RELEASE: November 16, 2012

Capital One Announces Redemption of $3.65 Billion of Outstanding Trust

Preferred Capital Securities

McLean, Va., (November 16, 2012) – Capital One Financial Corporation (NYSE: COF) (the “Company”) today announced the redemption of certain trust preferred capital securities (the “Securities”), which will be redeemed on January 2, 2013. Section 171 of the Dodd-Frank Wall Street Reform and Consumer Protection Act mandates that Tier I capital credit for trust preferred securities be phased out over a three-year transition period starting on January 1, 2013.

The following Securities will be redeemed pursuant to redemption provisions relating to the occurrence of a capital treatment event, at a price equal to 100% of the aggregate principal amount of such Securities, plus accrued and unpaid distributions thereon to the date of redemption:

Trust	Security	Amount	CUSIP

Capital One Capital III	7.686% Capital Securities	$650,000,000	14042BAA4

Capital One Capital IV	6.745% Capital Securities	$500,000,000	140422AA4

Capital One Capital V	10.25% Cumulative Trust Preferred Securities	$1,000,000,000	14043CAB9

Capital One Capital VI	8.875% Cumulative Trust Preferred Securities	$1,000,000,000	14043DAB7

Coastal Capital Trust II	Floating Rate Preferred Securities	$10,000,000	190430AA6

The following Securities will be redeemed pursuant to redemption provisions relating to optional redemption, at a price equal to 100% of the aggregate liquidation amount of such Securities, plus accrued and unpaid distributions thereon to the date of redemption:

Trust	Security	Amount	CUSIP

Capital One Capital II	7.50% Enhanced Trust Preferred Securities	$345,000,000	14041L204

The following Securities will be redeemed pursuant to redemption provisions relating to optional redemption, at a price equal to 101.9035% of the aggregate liquidation amount of such Securities, plus accrued and unpaid distributions thereon to the date of redemption:

Trust	Security	Amount	CUSIP

North Fork Capital Trust II	8.00% Capital Trust Pass-Through Securities	$100,000,000	659437AA5

The following Securities will be redeemed pursuant to redemption provisions relating to optional redemption, at a price equal to 102.451% of the aggregate liquidation amount of such Securities, plus accrued and unpaid distributions thereon to the date of redemption:

Trust	Security	Amount	CUSIP

Reliance Capital Trust I	8.17% Capital Securities	$45,000,000	759454AC5 759454AB7

The complete terms and conditions of the redemption are as set forth in a notice to holders of the Securities.

This press release is for informational purposes only and shall not constitute an offer to sell or a solicitation of an offer to buy any security of Capital One.

About Capital One

Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N.A., had $213.3 billion in deposits and $302.0 billion in total assets outstanding as of September 30, 2012. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has approximately 1,000 branch locations primarily in New York, New Jersey, Texas, Louisiana, Maryland, Virginia and the District of Columbia. ING DIRECT, a division of Capital One, N.A., offers direct banking products and services to customers nationwide. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.

2